            [OFFICE OF THE ATTORNEY GENERAL OF ARIZONA LETTERHEAD]



February 19, 1998


VIA FACSIMILE AND U.S. MAIL

Howard Ross Cabot, Esq.
BROWN & BAIN, P.A.
2901 North Central Avenue
PO BOX 400
Phoenix, Arizona 85001-0400

RE: CENDANT CORPORATION'S PROXY SOLICITATION

Dear Mr. Cabot:

The Arizona Department of Insurance has been provided and has reviewed a copy of Cendant Corporation's ("Cendant") "Solicitation of Proxies in Opposition to the Proposed Merger of American Bankers Insurance Group, Inc. and American International Group, Inc." Please be advised that to the extent of its impact upon the acquisition of control of the Arizona domiciled subsidiaries of ABIG we believe the proxy solicitation will constitute an agreement to acquire control of an insurer, within the meaning of A.R.S. Sections 20-481(3) and 20-281.02(A), in the event Cendant obtains proxies which provide it with the power to vote 10% or more of ABIG's voting stock. At that time, if Cendant's voting power meets or exceeds the 10% threshold, the proxy solicitation will be deemed to be an agreement to acquire control of a domestic insurer or a person who controls a domestic insurer, and the filing and approval of a Form A from Cendant will be required prior to effectuation of the agreement (i.e., voting of the proxies).

To the extent of its impact upon the acquisition of control of the Arizona domiciled subsidiaries of ABIG, there are significant ramifications for Cendant if the proxy solicitation ultimately constitutes an agreement and Cendant proceeds to vote the proxies without Form A approval. The proxies will not be effective as a matter of law, pursuant to A.R.S. Section 20-481.02(D). The proxies may not be counted for quorum purposes at the shareholders' meetings nor may they be voted, pursuant to A.R.S. Section 20-481.29(B). The failure to obtain Form A approval will be deemed a violation of A.R.S. Section 20-481. et seq., and will constitute a Class I misdemeanor. A.R.S. Sections 20-481.23(1) and 20-481.26(D). Additionally, there are provisions for injunctive and equitable

Howard Ross Cabot, Esq.
February 19, 1998
Page 2


relief, sequestration of the affected securities, monetary penalties, and administrative disciplinary action and special action relief. A.R.S. Sections 20-481.26, 20-481.28, and 20-481.30.

The Department requests a response to this advisory, which may be directed to me, by no later than February 25, 1998. Thank you in anticipation of your cooperations.

Sincerely,

/s/ Michael J. De La Cruz

MICHAEL J. DE LA CRUZ
Assistant Attorney General
Consumer Protection & Advocacy Section
Telephone:  (602) 542-7722
Facsimile:  (602) 542-4377



cc:  Robert J. Sullivan, Esq.
       Jeremy E. Butler, Esq.
       Charles R. Cohen, Deputy Director
       Gary A. Torticill, Assistant Director

MJD/ff/17696
CPA98-022